Exhibit 99.2

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES DISPOSITION OF
PORTFOLIO OF STABILIZED SOUTHERN CALIFORNIA OFFICE PROPERTIES

LOS ANGELES, March 5, 2007 - Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that that it has plans to sell a total of 17 separate office projects totaling 4.68 million square feet in Southern California. The sale price is expected to be in excess of $2.0 billion and the disposition is expected to be completed in the second quarter of 2007.

The net proceeds of the portfolio disposition will be used to reduce debt and for the former EOP portfolio transaction financing.

The Southern California Portfolio includes 11 office properties in Orange County totaling approximately 3.0 million square feet, four office properties in Glendale totaling approximately 950,000 square feet and two office properties in San Diego totaling approximately 700,000 square feet. In addition to the existing office buildings, the portfolio includes a significant development opportunity. Eastdil Secured is acting as advisor for the transaction.

Mr. Robert F. Maguire III, Chairman and Chief Executive Officer of Maguire Properties, said, “We are selling these properties which include several of our properties and a number from the former EOP portfolio which will enable us to focus on a streamlined asset base in LA, Orange and San Diego counties, including our development pipeline. The Company’s recently announced acquisition of the former EOP office and development properties in Downtown LA and Orange County enabled us to expand our leading presence in key markets in Southern California, builds upon our trophy quality asset base and provides for near-term upside opportunities through rental and parking rate growth and operating efficiencies as well as enhancing our development pipeline.”

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: our potential inability to complete the disposition of the above-identified properties or the acquisition of the former EOP portfolio on acceptable terms or at all; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’
financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.
For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558